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                                *PRESS RELEASE*
                                 -------------



                    FIRST SOUTHERN BANCSHARES, INC. COMPLETES
                 GOING PRIVATE TRANSACTION AND FILES SEC FORM 15
                         TO DEREGISTER ITS COMMON STOCK

      Florence, Alabama - February 1, 2005. First Southern Bancshares, Inc. (FSTH.OB) (the "Company"), the holding company for First Southern Bank (the "Bank"), announced today that it has completed its previously announced going private transaction and has filed a Form 15 with the Securities and Exchange Commission to deregister its common stock.

      The Company's shareholders approved the going private transaction, which was accomplished by a merger with a wholly-owned subsidiary of the Company, at a special meeting held on January 20, 2005. At the meeting shareholders also approved a proposal to change the Company's state of incorporation from Delaware to Alabama. The reincorporation transaction will be completed in the near future.

      The Company expects the deregistration to be effective within 90 days after the filing of the Form 15. The Company's obligations to file with the SEC certain reports and forms, including Form 10-KSB, Form 10-QSB and Form 8-K, are suspended immediately as of the filing date of the Form 15 and will cease as of the effective date of the Form 15.

      Under the terms of the merger agreement governing the going private transaction, each stockholder holding less than 2,000 shares of common stock will receive a cash payment of $1.50 per share. Each stockholder owning 2,000 or more common shares will continue to hold the same number of shares in the Company, as a private company, and will not receive any cash for its shares. The Company will mail materials to stockholders in the near future to permit eligible stockholders to exchange their shares for the $1.50 per share cash payment.

      In order to finance the going private transaction, the Company completed a private placement offering of common stock under SEC Regulation D on January 28, 2005, issuing 550,000 shares for gross proceeds of $825,000.

      Commenting on the announcement, B. Jack Johnson, President and Chief Executive Officer, said " It is becoming increasingly expensive to be a public company. Following careful consideration of the advantages and disadvantages of being a public company and the high costs and demands on management time arising from compliance with the many SEC and Sarbanes-Oxley requirements, we believe deregistration will be a significant benefit to the Company by reducing expenses and permitting management to devote its full time and efforts to operating the Bank."

      The Company is headquartered in Florence, Alabama, and the Bank operates through its main/executive office in Florence and two full-service offices in Killen and Muscle Shoals.


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THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" AS DEFINED UNDER THE
FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO
NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES BECAUSE OF THE POSSIBILITY OF CHANGES IN UNDERLYING FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS
FOR A VARIETY OF FACTORS INCLUDING, THE ABILITY OF THE COMPANY TO RECOGNIZE EXPECTED COST SAVINGS ASSOCIATED WITH THE GOING PRIVATE TRANSACTION, AMONG OTHERS. BECAUSE OF THE RISKS AND UNCERTAINTIES INHERENT IN FORWARD-LOOKING STATEMENTS, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THEM. WHETHER INCLUDED IN THIS PRESS RELEASE OR MADE ELSEWHERE FORM TIME TO TIME BY THE
COMPANY OR ON ITS BEHALF, EXCEPT AS MAY BE REQUIRE BY APPLICABLE LAW OR REGULATION, THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

Contact:    Roderick V. Schlosser
            Executive Vice President
            (256) 718-4206